Exhibit 99.1
Press Release

FOR IMMEDIATE RELEASE	Investor and Media Contact: Whitney Finch
August 8, 2011	Director of Investor Relations
813.421.7694
wfinch@walterinvestment.com
WALTER INVESTMENT MANAGEMENT CORP. ANNOUNCES SECOND QUARTER 2011 FINANCIAL RESULTS
(Tampa, Fla.) — Walter Investment Management Corp. (NYSE Amex: WAC) (“Walter Investment” or the “Company”) today announced results for the quarter ended June 30, 2011.
The Company reported a loss before income taxes for the quarter ended June 30, 2011 of $3.5 million, or $0.13 per diluted share as compared to income before income taxes for the second quarter 2010 of $8.9 million, or $0.34 per diluted share. Results for the quarter were significantly impacted by $9.1 million, or $0.34 per diluted share, of transaction costs expensed during the quarter related to the acquisition of GTCS Holdings LLC (“Green Tree”). Excluding these items, income before income taxes for the quarter ended June 30, 2011 would have been $5.6 million, or $0.21 per diluted share. The net loss for the second quarter of 2011 was $3.4 million, or $0.13 per diluted share as compared to net income for the second quarter 2010 of $8.6 million, or $0.32 per diluted share.
Earnings from the Walter Investment loan portfolio remained stable and portfolio performance remained strong, though results for the quarter reflected lower advisory fee income, higher real estate owned expenses and higher claims expenses in the insurance business.
“The second quarter was a transformative one for Walter Investment, as we completed the acquisition of Green Tree on July 1,” said Mark J. O’Brien, Walter Investment’s Chairman and CEO, “Throughout the second quarter and continuing more recently, the secular shifts in the industry which motivated us to make this strategic acquisition have continued to gain momentum. We believe Walter Investment is well-positioned to capitalize on these opportunities, allowing us to significantly grow revenues from recurring, fee-based sources with high operating margins. I want to express my appreciation to all the members of the Walter Investment and Green Tree teams for their efforts to bring these two companies together and to position us to take advantage of these opportunities.”
Second Quarter 2011 Financial and Operating Highlights
•	Significant variances in income (loss) before income taxes for the second quarter of 2011 as compared to the year-ago period included: $9.1 million of transaction costs related to the Green Tree acquisition, $1.2 million of higher insurance claims resulting principally from the severe weather experienced by the southeastern United States during the quarter, an increase in net losses on protective advances of $0.8 million, a reduction to net interest margin of $0.8 million related to actions undertaken to monetize assets in order to fund the acquisition of Green Tree, and a decrease in advisory revenues of $0.3 million. The period also included other miscellaneous charges of approximately $0.2 million.
•	Consolidated delinquencies were 4.58 percent at June 30, 2011, as compared to 4.73 percent at March 31, 2011 and 4.26 percent at June 30, 2010. The slightly higher delinquency rates as compared to the year-ago period reflect acquisitions of delinquent loans. Excluding loans which were delinquent when acquired, delinquency rates would have been 4.24 percent at June 30, 2011.
3000 Bayport Drive, Suite 1100, Tampa, Florida 33607
813.421.7600 www.walterinvestment.com

•	On an annualized basis, the asset yield for the quarter ended June 30, 2011 was 10.15 percent and the Company’s interest cost on outstanding debt was 6.36 percent. The net interest margin for the quarter, which is net interest income as a percentage of average earning assets, was 4.92 percent.
•	Loss severities were 15.4 percent in the second quarter, as compared to 16.3 percent for the first quarter of 2011 and 14.3 percent in the second quarter of 2010. Loss severities are calculated as the loss on sale of REO properties (including all costs incurred through disposition) divided by the historical cost basis of REO sold.
Charles E. Cauthen, Walter Investment’s President and COO, said, “Our high-touch servicing approach continues to drive superior results from our portfolio, lowering levels of nonperforming assets while maintaining consistent recovery rates and low levels of delinquencies. We believe that our servicing capabilities combined with the Green Tree servicing platform will produce these exceptional results for both our owned portfolio and those portfolios owned by our customers.”
Second Quarter 2011 Financial Summary
Net interest income for the quarter was $20.4 million as compared to $21.2 million in the year-ago period. The decrease resulted primarily from higher average outstanding debt balances in the current quarter.
The provision for loan losses was $0.9 million, compared with $1.7 million in the year-ago period. The decrease from the year earlier period was primarily driven by improving delinquencies leading to lower default rates.
Non-interest income was $6.0 million in the second quarter of 2011 as compared to $3.2 million in the prior year period, primarily from additional subservicing revenues and fees related to the Marix acquisition offset by lower collections on insurance advances and a decline in advisory revenues.
Non-interest expenses increased from $13.7 million in the second quarter of 2010 to $29.0 million for the second quarter of 2011. The increase in non-interest expense reflects $3.5 million of higher servicing and overhead costs related to the Marix acquisition and the $9.1 million of transaction costs related to the acquisition of Green Tree. Additionally, the Company incurred $1.2 million of increased claims expenses as a result of the severe weather and other factors experienced in the southeastern United States during the quarter, a $0.9 million adjustment for a decline in value on its REO properties and had an increase of approximately $0.8 million in tax and escrow advances.
Other Highlights
On July 1, 2011, the Company completed its previously announced acquisition of Green Tree, transforming Walter Investment into a leading business services company focused on recurring, fee-based revenues generated from an “asset-light” platform. Walter Investment’s future financial statements will reflect the operations of Green Tree.
Green Tree, based in St. Paul, Minnesota, is a leading independent, fee-based business services company which provides high-touch, third-party servicing of credit-sensitive consumer loans. Green Tree brings to Walter Investment a high-growth platform, with long-standing relationships with a diverse, blue chip customer base.
Conference Call Webcast
Members of the Company’s leadership team will discuss Walter Investment’s second quarter results and other general business matters during a conference call and live webcast to be held on Tuesday, August 9, 2011, at 10 a.m. Eastern Time. To listen to the event live or in an archive which will be available for 30 days, visit the Company’s website at www.walterinvestment.com.

About Walter Investment Management Corp.
Walter Investment Management Corp. is an asset manager, mortgage servicer and mortgage portfolio owner specializing in less-than-prime, non-conforming and other credit-challenged mortgage assets. Based in Tampa, Fla., the Company services a diverse $38 billion loan portfolio consisting of over 770,000 loans and employs approximately 2,240 people. For more information about Walter Investment Management Corp., please visit the Company’s website at www.walterinvestment.com.
Safe Harbor Statement
Certain statements in this release and in any of Walter Investment Management Corp.’s public documents referred to herein, contain or incorporate by reference “forward-looking” statements as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Walter Investment Management Corp. is including this cautionary statement to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements that are not historical fact are forward-looking statements. Words such as “expect,” “believe,” “anticipate,” “project,” “estimate,” “forecast,” “objective,” “plan,” “goal,” “apparent” and similar expressions, and the opposites of such words and expressions are intended to identify forward-looking statements. Forward-looking statements are based on the Company’s current beliefs, intentions and expectations; however, forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause actual results, performance or achievements, to differ materially from those reflected in the statements made or incorporated in this release. Thus, these forward-looking statements are not guarantees of future performance and should not be relied upon as predictions of future events. The risks and uncertainties referred to above include, but are not limited to, the occurrence of anticipated growth of the specialty servicing sector; future economic and business conditions; the effects of competition from a variety of local, regional, national and other mortgage servicers, our ability to successfully integrate the Green Tree business into our historical business and to achieve expected synergies, the continuation of regulatory pressures on large banks relating to their mortgage servicing, our ability to achieve revenues sufficient to carry our debt and otherwise to meet the covenants of our debt, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission (the “SEC”). The acquisition of Green Tree has resulted in significant changes to our risk factors. The reader is directed to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 filed with the SEC on August 8, 2011 for a detailed explanation of our current risk factors.
All forward-looking statements set forth herein are qualified by this cautionary statement and are made only as of August 8, 2011. The Company undertakes no obligation to update or revise the information contained herein, including without limitation, any forward-looking statements, whether as a result of new information, subsequent events or circumstances, or otherwise, unless otherwise required by law.

Walter Investment Management Corp. and Subsidiaries
Consolidated Statements of Income
(dollars in thousands, except share and per share amounts)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Net interest income:
Interest income	$42,029	$41,882	$83,384	$83,510
Less: Interest expense	21,661	20,692	42,053	41,695

Total net interest income	20,368	21,190	41,331	41,815
Less: Provision for loan losses	875	1,709	1,500	3,164

Total net interest income after provision for loan losses	19,493	19,481	39,831	38,651

Non-interest income:
Premium revenue	2,137	2,167	4,169	4,858
Servicing revenue and fees	3,310	—	6,247	—
Other income, net	584	1,016	1,283	1,776

Total non-interest income	6,031	3,183	11,699	6,634

Non-interest expenses:
Claims expense	2,073	913	2,950	1,825
Salaries and benefits	8,585	5,858	17,724	12,839
Legal and professional	10,191	994	14,222	1,962
Occupancy	481	328	931	673
Technology and communication	958	673	1,946	1,401
Depreciation and amortization	180	93	360	184
General and administrative	3,801	3,119	7,692	5,737
Real estate owned expenses, net	2,725	1,738	5,542	3,473

Total non-interest expenses	28,994	13,716	51,367	28,094

Income (loss) before income taxes	(3,470)	8,948	163	17,191
Income tax expense (benefit)	(75)	385	68	516

Net income (loss)	$(3,395)	$8,563	$95	$16,675

Basic earnings (loss) per common and common equivalent shares	$(0.13)	$0.32	$—	$0.62
Diluted earnings (loss) per common and common equivalent shares	$(0.13)	$0.32	$—	$0.62

Total dividends declared per common and common equivalent shares	$—	$0.50	$—	$0.50

Weighted-average common and common equivalent shares outstanding — basic	26,646,189	26,414,338	26,621,326	26,379,005
Weighted-average common and common equivalent shares outstanding — diluted	26,646,189	26,512,492	26,749,597	26,456,769

Walter Investment Management Corp. and Subsidiaries
Consolidated Balance Sheets
(dollars in thousands, except share amounts)

	June 30,	December 31,
	2011	2010

ASSETS

Cash and cash equivalents	$289,947	$114,352
Restricted cash and cash equivalents	53,591	52,289
Receivables, net	1,287	2,643
Servicing advances and receivables, net	8,979	11,223
Residential loans, net of allowance for loan losses of $13,234 and $15,907, respectively	1,632,887	1,621,485
Subordinate security	1,844	1,820
Real estate owned, net	56,244	67,629
Deferred debt issuance costs	23,949	19,424
Deferred income tax asset, net	222	221
Other assets	4,151	4,404

Total assets	$2,073,101	$1,895,490

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and other accrued liabilities	$43,493	$33,640
Dividend payable	—	13,431
Mortgage-backed debt	1,463,357	1,281,555
Servicing advance facility	—	3,254
Accrued interest	9,386	8,122

Total liabilities	1,516,236	1,340,002

Stockholders’ equity:
Preferred stock, $0.01 par value per share:
Authorized — 10,000,000 shares Issued and outstanding — 0 shares at June 30, 2011 and December 31, 2010	—	—
Common stock, $0.01 par value per share:
Authorized — 90,000,000 shares Issued and outstanding — 25,830,087 and 25,785,693 shares at June 30, 2011 and December 31, 2010, respectively	259	258
Additional paid-in capital	128,702	127,143
Retained earnings	426,931	426,836
Accumulated other comprehensive income	973	1,251

Total stockholders’ equity	556,865	555,488

Total liabilities and stockholders’ equity	$2,073,101	$1,895,490

ASSETS OF THE CONSOLIDATED SECURITIZATION TRUSTS THAT CAN ONLY BE USED TO SETTLE THE OBLIGATIONS OF THE CONSOLIDATED SECURITIZATION TRUSTS:

	June 30,	December 31,
	2011	2010

Restricted cash and cash equivalents	$44,424	$42,859
Residential loans, net of allowance for loan losses of $12,929 and $15,217, respectively	1,629,951	1,527,830
Real estate owned, net	36,438	38,234
Deferred debt issuance costs	21,873	19,424

Total assets	$1,732,686	$1,628,347

LIABILITIES OF THE CONSOLIDATED SECURITIZATION TRUSTS FOR WHICH CREDITORS OR BENEFICIAL INTEREST HOLDERS DO NOT HAVE RECOURSE TO THE COMPANY:

Accounts payable and other accrued liabilities	$1,357	$471
Mortgage-backed debt	1,463,357	1,281,555
Accrued interest	9,386	8,122

Total liabilities	$1,474,100	$1,290,148

Walter Investment Management Corp. and Subsidiaries
Operating Statistics
(dollars in thousands, except per share amounts)

	2011	2011	2010
	Q2	Q1	Q2

30+ Delinquencies (1)	4.58%	4.73%	4.26%
90+ Delinquencies (1)	2.69%	2.92%	2.31%

Provision for Losses	$0.9	$0.6	$1.7

Real Estate Owned Expenses, Net	2.7	2.8	1.7
Net Charge-offs	$2.6	$1.6	$2.3

Loss Ratio (2)	1.28%	1.07%	0.99%

Charge-off Ratio (3)	0.62%	0.39%	0.56%

Allowance for Portfolio Losses	$13.2	$14.9	$16.7
Allowance for Portfolio Losses Ratio (4)	0.80%	0.89%	1.02%

30+ Delinquencies (1)	$83.4	$87.2	$75.5
REO (Real Estate Owned)	56.2	58.7	62.2
TIO (Taxes, Insurance, Escrow and Other Advances)	19.7	19.0	16.2

Nonperforming Assets (Delinquencies + REO + TIO)	$159.3	$164.9	$153.9
Nonperforming Assets Ratio (5)	8.40%	8.57%	8.32%

Default Rate (6)	5.14%	3.96%	6.37%
Fixed Rate Mortgages	4.88%	3.88%	5.96%
Adjustable Rate Mortgages	15.93%	7.54%	37.07%

Loss Severity (7)	15.42%	16.30%	14.30%
Fixed Rate Mortgages	15.17%	14.11%	11.69%
Adjustable Rate Mortgages	27.41%	59.23%	41.54%

Number of Accounts Serviced (8)	34,418	34,880	34,700

Total Portfolio (9)	$1,896.8	$1,923.6	$1,850.6

ARM Portfolio (10)	$41.3	$44.2	$23.5

Prepayment Rate (Voluntary CPR)	2.61%	2.15%	3.13%

Book Value per Share (11)	$21.56	$21.68	$22.28

Debt to Equity Ratio	2.63:1	2.25:1	2.14:1

(1)	Delinquencies are defined as the percentage of principal balances outstanding which have monthly payments of 30 days or more past due. The calculation of delinquencies excludes from delinquent amounts those accounts that are in bankruptcy proceedings that are paying their mortgage payments in contractual compliance with bankruptcy court approved mortgage payment obligations.

(2)	The loss ratio is calculated as annualized charge-offs, net of recoveries plus REO expenses, net divided by average residential loans before the allowance for loan losses. Management’s calculation of the loss ratio incorporates an economic view which considers all costs through disposition of the REO property as a charge—off.

(3)	The charge-off ratio is calculated as annualized net charge-offs, divided by average residential loans before the allowance for losses.

(4)	The allowance for losses ratio is calculated as period-end allowance for losses divided by period-end residential loans before the allowance for losses.

(5)	The nonperforming assets ratio is calculated as period-end non-performing assets, divided by period-end principal balance of residential loans plus REO and TIO.

(6)	Default rate is calculated as the annualized balance of repossessions for the quarter divided by the average total balance of the portfolio for the quarter.

(7)	Loss severities are calculated as the loss on sale of REO properties divided by the carrying value of REO.

(8)	Includes REO accounts.

(9)	Total portfolio includes the principal balance of residential loans, REO and TIO.

(10)	ARM portfolio includes the principal balance of adjustable rate residential loans and REO resulting from defaulted adjustable rate residential loans.

(11)	Book Value per share is calculated by dividing the Company’s equity by total shares issued and outstanding of 25,830,087.